Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-43248, 333-56122, 333-104725, and 333-115039) pertaining to the 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan of Active Power, Inc. of our reports dated March 11, 2005, with respect to the financial statements of Active Power, Inc., Active Power, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Active Power, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Austin, Texas

March 11, 2005